EXHIBIT 99.1

                                             For additional information, contact
                                              Investor Relations, (301) 897-2540
July 23, 2008                                           Email:  info@spherix.com

               SPHERIX RECEIVES NASDAQ BID PRICE DEFICIENCY LETTER

BETHESDA, MD, Spherix Incorporated (NASDAQ/SPEX) reported that on July 21, 2008, it received written notification from NASDAQ advising the Company that the bid price of the Company's common stock for the last thirty (30) consecutive business days had closed below the minimum $1.00 per share required for continued listing on NASDAQ. This notice has no effect on the listing of the Common Stock at this time.

         Spherix has been provided an initial period of 180 calendar days, or until January 20, 2009, to regain compliance with the minimum price requirement. The notification further provides that NASDAQ will provide written notification stating that the Company has achieved compliance if at any time before January 20, 2009, the bid price of its common stock closes at $1.00 per share or more for a minimum of ten (10) consecutive business days. Under certain circumstances, NASDAQ has the discretion to require compliance for a period in excess of ten (10) consecutive business days, but generally such extended period does not exceed twenty (20) consecutive business days.

         If the Company does not regain compliance with this rule by January 20, 2009, NASDAQ will provide notice to the Company that its common stock will be delisted from NASDAQ. If the Company receives such a letter, the Company will have an opportunity to appeal the determination.

         The Company is considering seeking stockholder approval for a reverse stock split to address the bid price deficiency.

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         Certain statements contained herein are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission, including the filing on Form 8-K made on October 10, 2007.

         Spherix's mission is to create value and increase shareholder wealth through innovations that benefit our clients and the human condition. Spherix offers innovations in biotechnology, and provides technical and regulatory consulting services to biotechnology and pharmaceutical companies.

                 Our Internet address is http://www.spherix.com.
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